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EXHIBIT 4(o)

                             INVESTMENT AGREEMENT

          THIS INVESTMENT AGREEMENT (this "Agreement") is made as of the 12th day of September, 1997 by and among: (i) PICO PRODUCTS, INC., a New York corporation (the "Parent"); (ii) PICO MACOM, INC., a Delaware corporation ("PMI"), and such other parties as listed on Schedule A upon execution of a joinder as hereinafter provided in Section 4.23(a); (the Parent, PMI, and such other parties (the "Subsidiaries") who have executed the joinder in the form set forth as Exhibit A hereto, are hereinafter collectively referred to as "Borrowers"); and (iii) ALLIED CAPITAL CORPORATION, ALLIED INVESTMENT CORPORATION, and ALLIED CAPITAL CORPORATION II, each a Maryland corporation (collectively, "Allied").

                                 RECITALS:

          A. Pursuant to a Stock Purchase Agreement dated June 30, 1997 by and among Allied and certain shareholders of the Parent, Allied acquired the right to receive from the Parent One Hundred Fifty Thousand Dollars ($150,000) under the 8% Subordinated Notes (the "Purchased Notes") in the original aggregate principal amount of $500,000, due February 10, 1997.

          B. Allied wishes to invest an additional sum of One Million Three Hundred Thirty-Five Thousand Dollars ($1,335,000) by installments in Borrowers.

          C. This Investment Agreement simultaneously restructures the terms of the Purchased Notes. The aggregate investment in the principal amount of One Million Four Hundred Eighty-Five Thousand Dollars ($1,485,000) shall be referred to herein as the "Investment". In exchange for the Investment, Allied will receive from the Borrowers certain junior secured subordinated debentures and warrants to purchase shares of the Common Stock of the Parent.

          D. The parties desire to set forth herein their understandings and agreements pertaining to this transaction.

          NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allied and the respective successors and assigns of Allied with respect to any of the Debentures or any of the Equity Interest (as these terms are hereinafter defined) (individually, a "Holder" and collectively, the "Holders") and the Borrowers hereby agree as follows:

                            ARTICLE I:  DEFINITIONS

          1.01 DEFINITIONS. In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:


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               "ACT OF BANKRUPTCY," when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (i) such Person shall have made an assignment for the benefit of his or its creditors; (ii) such Person shall have admitted in writing his or its inability to pay his or its debts as they become due; (iii) such Person shall have filed a voluntary petition in bankruptcy; (iv) such Person shall have been adjudicated a bankrupt or insolvent; (v) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (vi) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (vii) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person or of all or any substantial part (20% or more) of the properties of such Person;
(viii) 60 days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (ix) 60 days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or any substantial part of the assets and properties of such Person without such appointment having been vacated.

               "ACT OF DISSOLUTION," when used in reference to any Person (other than an individual) shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

               "AFFILIATE," when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question.

               "APPLICABLE LAW(S)," when used in the singular, shall mean any applicable federal, state or local law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable federal, state and local laws, ordinances, orders, regulations, rules and requirements.

               "APPLICABLE UCC" shall mean the Uniform Commercial Code, as enacted in the State of Maryland, as amended through the date hereof.

               "BUSINESS" shall mean , the business currently operated by Borrowers.

               "CHATTEL PAPER" shall mean, collectively, all of the Parent's and PMI's now owned and hereafter acquired "chattel paper," as that term is defined in Section 9-105(1)(b) of the Applicable UCC.

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               "COLLATERAL" shall mean, collectively, all of the now-owned and hereafter acquired tangible and intangible property of the Parent and PMI, including all of the following: (i) all Receivables; (ii) all Chattel Paper,
(iii) all Equipment; (iv) all Goods; (v) all Instruments; (vi) all Inventory;
(vii) all General Intangibles; (viii) all Proceeds; (ix) all Real Property; (x) all books and records of the Parent and PMI, including those relating to any of the foregoing; (xi) all monies, deposit accounts, and rights to money of any kind; (xii) all additions or accessions to any of the foregoing; (xiii) all substitutions for any of the foregoing; and (xiv) all replacements, products and proceeds of the foregoing.

               "COMMON STOCK" shall mean any or all (as the context may require) of the shares of the authorized common stock of the Parent.

               "ELIGIBLE INVENTORY" shall mean all Inventory of PMI consisting of raw materials and finished goods reduced by (i) any Inventory of PMI as to which a representation or warranty with respect thereto set forth in the Senior Loan Agreement is not, or does not continue to be, true and accurate, and (ii) any Inventory of PMI which is otherwise unacceptable to Senior Holder in its reasonable credit judgment.

               "EQUIPMENT" shall mean all of Parent's and PMI's now owned and hereafter acquired equipment and fixtures, and all replacements and substitutions therefor and thereof, and all accessions thereto, including, without limitation, every item which is or may be necessary or convenient in relation to the operation of the Business.

               "EQUITY INTEREST" shall mean, collectively, all of the Warrants and all of the Warrant Shares.

               "GAAP" shall mean generally accepted accounting principles, for the period or periods in question.

               "GOODS" shall mean, collectively, all of the Parent's and PMI's now owned and hereafter acquired "goods," as that term is defined in Section 9-105(1)(h) of the Applicable UCC.

               "GENERAL INTANGIBLES" shall mean, collectively, all of the Parent's and PMI's now owned and hereafter acquired general intangibles, including without limitation, all of the Licenses; all rights under governmental ordinances or agreements with Governmental Authorities; things in action; contractual rights; goodwill; literary rights; rights to performance; and all of the Intellectual Property.

               "GOVERNMENTAL AUTHORITY(IES)," when used in the singular, shall mean any federal, state or local governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.

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               "INELIGIBLE RECEIVABLES" shall mean any Receivable of PMI that does not meet the eligibility requirements as set forth in the Senior Loan Agreement from time to time and any other Receivables which the Senior Holder has determined to be unsatisfactory, but shall in any event include the following Receivables: (i) any Receivable which has remained unpaid for more than 90 days; (ii) any Receivable as to which any one or more of the following events occurs: any party directly or indirectly liable for the payment of a Receivable shall die or be judicially declared incompetent; any such party is the subject of an Act of Dissolution or an Act of Bankruptcy; (iii) all Receivables owed by an account debtor if PMI or Parent either owns in whole or material part, or directly or indirectly controls, such account debtor; and (iv) any Receivable which is unenforceable against the account debtor for any reason.

               "INSTRUMENTS" shall mean, collectively, all of the Parent's and PMI's now owned or hereafter acquired instruments, notes, items of payment, negotiable documents, and documents of title.

               "INTELLECTUAL PROPERTY" shall mean, collectively, all of the Parent's or PMI's now owned and hereafter acquired intellectual property, including, without limitation the following: (a) all patents (including all rights corresponding thereto throughout the world, and all improvements thereon); (b) all trademarks (including service marks, trade names and trade secrets, and all goodwill associated therewith), (c) all copyrights (including all renewals, extensions and continuations thereof); (d) all applications for patents, trademarks or copyrights and all applications otherwise relating in any way to the subject matter of such patents, copyrights and trademarks; (e) all patents, copyrights, trademarks or applications therefor arising after the date of this Agreement; (f) all reissues, continuations, continuations-in-part and divisions of the property described in the preceding clauses (a), (b), (c), (d), and (e), including, without limitation, any claims by the Parent or PMI against third parties for infringement thereof; and (g) all rights to sue for past, present and future infringements or violations of any such patents, trademarks, and copyrights.

               "INVENTORY" shall mean, collectively, all of the Parent's and PMI's now owned and hereafter acquired inventory and all products, replacements, and substitutions therefor and thereof, and all accessions thereto, and all books, records, computer software and logs relating to and necessary or appropriate to the conduct of the Business.

               "INVENTORY BORROWING BASE" shall mean, the lesser of: (i) $5,500,000 or (ii) at the time of computation, 65% of the dollar value of Eligible Inventory, such dollar value to be calculated at the lower of actual cost or market value and accounted for on a "first in, first out" basis, less the amount of any reserves established by the Senior Holder with respect thereto.

               "INVESTMENT DOCUMENTS" shall mean, collectively, this Agreement, the Debentures, the Security Documents, the Warrants, and all other instruments and documents executed and delivered in connection with the Investment.

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               "LICENSES" shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority in connection with the operation or conduct of the Business.

               "OBLIGATIONS" shall mean, collectively, all of the Borrowers' indebtedness, liabilities and obligations arising under this Agreement, each of the Security Documents and each of the other Investment Documents and any renewals, modifications, and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums due and owing under the Debentures and the Security Documents, and any other obligations of the Borrowers to any of the Holders, including such other or additional financing that any of the Holders may extend to the Borrowers at any time in the Holders' sole discretion.

               "PERMITTED ENCUMBRANCES" shall mean any lien, mortgage, security interest or other encumbrance that results from any of the following: (i) this Agreement and the other Investment Documents; (ii) taxes and assessments not delinquent or actively being contested in good faith by any Borrower and for which such Borrower has adequate reserves; (iii) deposits or pledges for goods or services made in the ordinary course of the Business; (iv) a lease with a bona fide lessor of tangible personal property to any Borrower or an agreement with a bona fide seller of tangible personal property to any Borrower (where the lease or sale is not made in contravention of the terms of this Agreement);
(v) purchase money obligations (where the purchase money obligation is not undertaken in contravention of the terms of this Agreement); (vi) the Senior Debt, but any such lien, mortgage, security interest or other encumbrance may exist only against the assets and capital stock of PMI; (vii) obligations resulting from the upgrade of the Borrowers' computer system in an amount not to exceed $250,000; and (viii) other obligations in an amount not to exceed $200,000 per year.

               "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust, or other legal entity.

               "PROCEEDS" shall mean all cash and noncash proceeds (including insurance proceeds) resulting from any complete or partial Transfer of the Collateral or any portion thereof or otherwise relating to or generated by, any of the Collateral.

               "REAL PROPERTY" shall mean, collectively, all real property owned by the Parent or PMI or in which the Parent or PMI has a leasehold interest and all real property hereafter acquired by the Parent or PMI in fee or by means of a leasehold interest, including all real property on which the Business is now or hereafter conducted, together with all goods located on any such real property that are or may become "fixtures" under the law of the jurisdiction in which such real property is located.

               "RECEIVABLE" shall mean all of Parent's and PMI's now owned and hereafter acquired rights to payment for goods sold or leased or for services rendered.

               "RECEIVABLES BORROWING BASE" shall mean, at the time of its computation, an amount up to 85% the aggregate amount of the outstanding Receivables of PMI (adjusted with

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respect to any discounts, allowances, credits, rebates, or adjustments granted by PMI with respect to such Receivables) less the amount of Ineligible Receivables and any reserves established by Senior Holder with respect thereto.

               "SECURITY DOCUMENTS" shall have the meaning given to it in
Section 2.02 below.

               "SENIOR DEBT" shall have the meaning given to it in Section 2.03 below.

               "SENIOR HOLDER" shall have the meaning given to it in Section
2.03 below.

               "SENIOR LOAN" shall have the meaning given to it in Section 2.03 below.

               "SENIOR LOAN AGREEMENT" shall mean that certain Loan and Security Agreement dated as of May 25, 1994, by and between PMI and HSBC Business Loans, Inc., as amended from time to time, or any another agreement with respect to the Senior Loan in effect from time to time.

               "TRANSFER" shall mean the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

               "TRANSFER OF THE BUSINESS" shall mean one or a series of transactions undertaken by the Borrowers resulting in either: (i) the Transfer of all or substantially all of the assets of all of the Borrowers to any other Person, other than transfers between or among Borrowers; (ii) a merger or consolidation of the Parent with another Person where the Parent is not the surviving or successor entity (other than a merger or consolidation of the Parent into or with another Borrower, or a merger the primary purpose of which is the change in state of incorporation of a Borrower); or (iii) the acquisition in one or a series of transactions which results in one or more Persons either beneficially owning in excess of 50% of the outstanding capital stock of the Parent or any successor, or being able to elect a majority of the board of directors of the Parent or any successor.

               "WARRANTS" shall mean, collectively, all those separate and detachable stock purchase warrants described in Section 2.08 hereof.

               "WARRANT SHARE(S)," when used in the singular, shall mean any share of Common Stock acquired by a Holder pursuant to such Holder's exercise of its rights under any of the Warrants, and, when used in the plural, shall mean, collectively, all such shares.

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                    ARTICLE II:  TERMS OF INVESTMENT

          2.01 INVESTMENT COMMITMENT AND FUNDING SCHEDULE.

          (a) The Borrowers will borrow and the Holders will invest in the Borrowers an aggregate principal amount of ONE MILLION FOUR HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($1,485,000). At the closing under this Agreement (the "Closing"), the Borrowers will borrow, and the Holders will initially advance to the Borrowers a sum of Eight Hundred Thirty-five Thousand Dollars ($835,000). This Agreement also restructures the terms of the Purchased Notes, and the principal amount of the Purchased Notes shall be included in the Debentures issued to Holders at Closing. The initial aggregate investment in the principal amount of Nine Hundred Eighty-five Thousand Dollars ($985,000) shall be evidenced by, and repaid according to the terms of, three Junior Subordinated Secured Debentures (collectively, the "Debentures") in form and substance acceptable to Holders. The initial principal amount of the investment as of Closing will be allocated among the Holders as follows:

               Allied Capital Corporation      $216,700
               Allied Investment Corporation   $374,300
               Allied Capital Corporation II   $394,000
                                               --------
               TOTAL:                          $985,000
                                               --------
                                               --------

          (b) Provided that there is no Event of Default at the time of subsequent funding, the remaining unfunded portion of the Investment up to Five Hundred Thousand Dollars ($500,000) will be funded by Allied in installments if the Company satisfies any of the following criteria:

               (i) in the event that the Parent provides Allied with a written engagement letter for an information systems consultant, a budget for the services to be rendered, and an itemized list of information systems purchases supported by the consultant's recommendations, Allied will fund up to an amount equal to the reasonable fees of the consultant and the cost of the purchased information systems infrastructure at such times and in such amounts as set forth in the engagement letter and/or budget, with the agreement that Allied will be given a copy of the final report at such time when it is issued by such consultant; and

               (ii) in the event the Parent or PMI provides Allied with a written employment agreement of a senior management executive, Allied will fund up to an amount equal to the relocation costs of the executive and the salary payable to the executive for the first year of employment.

          (c) In connection with each such additional advance by Holders in accordance with Section 2.01(b), the Borrowers will execute and deliver to Holders Debentures in the aggregate principal amount of the advance, plus a pro rata amount of Warrants issued in accordance with Section 2.08 hereof.

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          2.02 COLLATERAL.  Repayment of the Debentures and other Obligations shall be secured ratably by third priority liens on, and security interests in, all of the Collateral. To evidence and create the above-described liens and security interests, the Borrowers, as appropriate, shall execute and deliver to Allied at Closing all of the following documents and such additional documents as Allied or its counsel may reasonably deem to be necessary or appropriate (collectively, the "Security Documents"):

               (a) A security agreement in form and substance acceptable to Holders covering all of the Collateral, except as specifically covered by the other Security Documents;

               (b) UCC-1 Financing Statements in form and substance acceptable to Holders to be filed in each of offices in each of the jurisdictions described in the Security Agreement; and

               (c) A collateral assignment of the lease for premises in Lakeview Terrace, California held by PMI and any renewals or extensions thereof or substitutions or replacements therefor, pursuant to an instrument in form and substance acceptable to Holders, with the consent of the lessor thereto as set forth therein;

               (d) Amendments to Stock Pledge Agreements dated November 21, 1996, pledging all shares of capital stock of the Subsidaries; and

               (e) Amendment to the investment agreement by and between Allied and the Borrowers dated November 21, 1996.

               The liens and security interests in the Collateral created by the Security Documents shall be continuing in nature, and shall attach when: (i) each Borrower has executed and delivered the Security Documents; (ii) any Borrower has acquired rights in the Collateral; and (iii) any of the Holders has made a complete or partial disbursement of proceeds under the Debentures to the Borrowers, the Borrowers' designated payee, or an escrow agent.

          2.03 JUNIOR DEBT. The Allied Investment and Allied's rights under the Debentures and this Investment Agreement and the Security Documents shall be subordinate, as to lien priority and right of payment with respect to common Collateral, only to the following senior debt (the "Senior Debt"): (a) that certain senior loan (as such loan may be modified, renewed, extended and refinanced, the "Senior Loan") from HSBC Business Loans, Inc. ("HSBC") in an outstanding principal amount not to exceed the sum of (A) the Receivables Borrowing Base, plus (B) the Inventory Borrowing Base. (HSBC or any bank or other lender which assumes or refinances the Senior Loan being referred to herein as the "Senior Holder"); (b) those certain capitalized lease obligations not to exceed Seven Hundred and Fifty Thousand Dollars ($750,000) in the aggregate, as more fully described in Exhibit 2.03 attached hereto; and (c) those certain Subordinated Secured Debentures with an aggregate principal amount of Five Million Dollars ($5,000,000) issued pursuant to an investment agreement by and between Allied and the Borrowers dated November 21, 1996 (the "Senior Debentures"). In connection with the Senior Loan, the Senior Holder and Allied shall enter into, at or prior to Closing, a subordination

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agreement in form and substance acceptable to Holders (the "Senior Loan
Subordination Agreement"). In connection with the Senior Debentures, holders of the Senior Debentures and Allied shall enter into, at or prior to Closing, a subordination agreement in form and substance acceptable to Holders (the "Senior Debentures Subordination Agreement").

          2.04 PRIORITY OF LIEN AND SECURITY INTERESTS. Allied's liens on, and security interests in, the Collateral shall be prior to all other liens, security interests or encumbrances, except for the liens, security interests and encumbrances which secure the rights of the holders of the Senior Debt.

          2.05 PREPAYMENT. The Debentures may be prepaid at any time, in whole or in part, without premium or penalty.

          2.06 DUE ON SALE. The Borrowers' obligations under the Debentures and this Agreement are not assumable, and the Debentures and all of the other Obligations are payable in full immediately upon a Transfer of the Business.

          2.07 ATTORNEY-IN-FACT. Each Borrower hereby appoints as its attorney-in-fact, in the name of such Borrower and on its behalf, for the sole purpose of signing financing statements, continuation statements or other recordable documents reasonably necessary to provide notice of the security interest granted herein in the applicable public records. This power is coupled with an interest and is irrevocable so long as any Obligations remain outstanding. This appointment may be discharged by any officer or attorney of .

          2.08 WARRANTS.

          (a) In return for the Investment, the Parent will issue and sell to Allied warrants entitling the Holders to purchase up to an aggregate of 1,297,800 shares of Common Stock, subject to adjustments as provided therein (the "Warrants"). The Warrants shall be in form and substance acceptable to Allied and shall be evidenced by (i) warrants for 1,027,800 shares not subject to Section 2.12 hereof; and (ii) warrants for 270,000 shares in the aggregate which shall evidence the agreement that the Warrant Shares are subject to the call provision pursuant to Section 2.12 hereof. The aggregate purchase price for the Warrants shall be One Hundred Dollars ($100.00), and the per share exercise for the Warrants shall be as set forth in the Warrants. The Warrants shall expire on that date which is the later of: (i) three years from the date on which all Obligations with respect to the Debentures are satisfied in full; or (ii) six years from the date hereof.

          (b) At Closing, in return for its initial funding, Allied will be issued (i) warrants to purchase 681,431 shares of Common Stock of the Parent, not subject to Section 2.12 hereof, and (ii) warrants for 179,010 shares in the aggregate which shall evidence the agreement that Warrant Shares are subject to the call provision pursuant to Section 2.12 hereof. The per share exercise price for the Warrants shall be as set forth in the Warrants.

          (c) In connection with each additional advance by Holders in accordance with Section 2.01(b) hereof, Allied will be issued the remaining Warrants to purchase up to 437,359 shares of Common Stock on a pro rata basis from time to time.

          2.09 REGISTRATION RIGHTS. The Warrant Shares shall be treated for all purposes as "Registrable Securities" under the Registration Rights Agreement, by and among the Parent, Allied and the other parties named therein, dated November 21, 1996.

          2.10 CLOSING. Closing must occur on or before the close of business on the date hereof, unless extended in writing by Allied, in Allied's sole discretion.

          2.11 CONDITIONS PRECEDENT TO HOLDERS' OBLIGATIONS. The obligation of Allied to make the Investment is subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by Allied prior to Closing):

               (a) Each of the representations and warranties contained in this Agreement must be true and accurate in all material respects as of the date of Closing, and each Borrower must have performed all of its respective obligations hereunder, including execution and delivery of all of the documents, instruments, opinions and certificates required by this Agreement in such forms as are satisfactory to Allied and its counsel;

               (b) Allied shall have completed a due diligence report that reflects favorably on the Borrowers, its management, and the market for the Business generally. In this regard, each Borrower covenants and agrees to furnish to Allied such information as Allied may request in order to enable Allied to complete the required due diligence;

               (c) Allied shall have received written evidence satisfactory to it that the Sinkler Corporation has made an investment in the Borrowers evidenced by the purchase of shares of the Parent's Series B Redeemable Preferred Stock and Warrants for an aggregate purchase price of not less than $165,000 (the "Junior Investment"); and

               (d)  Allied shall have received each of the following items:

                    (i) the Debentures in the amount of initial funding, duly executed by each Borrower;

                    (ii) each of the Security Documents, duly executed by each Borrower, as appropriate;

                    (iii) an opinion of counsel, duly executed by counsel to the Borrowers, in form and substance acceptable to Allied;

                    (iv) the Senior Loan Subordination Agreement, duly executed by the Senior Holder;

                    (v) the Senior Debentures Subordination Agreement, duly executed by holders of the Senior Debentures;

                    (vi) the Warrants in the amount set forth in Section 2.08(b) hereof, duly executed by the Parent;

                   (vii) a written commitment from members of the Board of Directors of the Parent in a form reasonably satisfactory to Allied committing such members to purchase $335,000 of participation interest in the Investment, to be funded in proportion to the advances made by Allied from time to time within 45 days after Closing, subject only to the completion of a participation agreement reasonably satisfactory to counsel for Allied and the participants; and

                  (viii) an Officer's Certificate, certifying as to (a) the Borrowers' Constituent Documents, as defined in Section 3.01, (b) the resolutions of each Borrower authorizing the transactions contemplated in this Agreement and the other Investment Documents, and (c) the incumbency and specimen signatures of certain officers of the Borrowers.

          2.12 CALL. Within 90 days after all of the Obligations have been fully paid, the Parent may purchase from the Holders up to 270,000 shares of the Warrant Shares, at a price per share equal to $3.00, or, if the Warrants have not been exercised, may have the right to purchase up to 270,000 shares of Warrants, at a price per share equal to $3.00 less the exercise price per share.

          2.13 TERMINATION OF WARRANTS UPON EARLY REPAYMENT. In the event all of the Obligations and all obligations under the Senior Debentures are fully paid within 90 days from the date hereof (except for such payment in connection with the sale of all or substantially all of the assets of any of the Borrowers, or any merger, consolidation or similar transaction involving any of the Borrowers), the Warrants together with all the warrants issued to Allied pursuant to an investment agreement by and between Allied and the Borrowers, dated November 21, 1996 (the "Prior Warrants"), shall be canceled and shall be of no further force and effect.

                    ARTICLE III:  REPRESENTATIONS AND WARRANTIES

          A. To induce Holders to enter into this transaction, the Borrowers, jointly and severally, represent and warrant to Holders as follows, except as disclosed in the Parent's Form 10-K for the fiscal year ended July 31, 1996 (the "Form 10-K") and Forms 10-Q for the fiscal quarters ended October 31, 1996, January 1, 1997 and April 31, 1997, which representations and warranties shall survive the execution and delivery of this Agreement and the funding of the
Investment:

               3.01 ORGANIZATION; SUBSISTENCE. Each Borrower is a corporation duly formed, validly organized and subsisting in the jurisdiction of its formation. True, correct and complete copies of the articles of incorporation, by-laws, all other constituent documents of each

Borrower, and all amendments and supplements to any of the foregoing (collectively, the "Borrowers' Constituent Documents") have been previously delivered to Allied, and all of the Borrowers' Constituent Documents are in full force and effect as of the date hereof.

               3.02 QUALIFICATION. Each Borrower is duly qualified to conduct business as it is currently being conducted and is subsisting as a foreign in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification (evidence of which has been previously delivered), except where the failure to so qualify or subsist would not have a material adverse effect on such Borrower, its business, or its prospects.

               3.03 POWER AND AUTHORITY. Each Borrower has full power and authority to enter into this Agreement and each of the other Investment Documents, to incur the Obligations as contemplated hereby and to carry out the provisions of this Agreement and each of the other Investment Documents. The Parent has full power and authority Each of the Parent and PMI have taken all action necessary for the execution and delivery of this Agreement and each of the other Investment Documents and for the performance by such Borrower of each of its obligations hereunder and thereunder, as evidenced by corporate resolution(s) or other authorization previously delivered.

               3.04 ENFORCEABILITY. Upon execution and delivery by each of the parties thereto, this Agreement and each of the other Investment Documents shall be the legal, valid and binding obligations of each Borrower, to the extent such Borrower is a party thereto, and shall be enforceable against such Borrower in accordance with their respective terms.

               3.05 LITIGATION. No Borrower is currently a party to or, to its knowledge, threatened by any suits, actions, claims, investigations by Governmental Authorities or legal, administrative, arbitration or mediation proceedings, except as set forth in the schedule of litigation attached hereto as EXHIBIT 3.05 (the "Litigation Schedule"). No Borrower knows of any basis or grounds for any such suit, action, claim, investigation or proceeding. No Borrower has initiated any litigation against any third parties (other than where a Borrower is a creditor seeking collection of one or more Receivables), except as set forth on EXHIBIT 3.05.

               3.06 ORDERS; DECREES; JUDGMENTS. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Governmental Authority or arbitration or mediation panel or tribunal against or affecting any Borrower, any of the Collateral, or any of the other properties, assets or business of the Borrowers.

               3.07 NON-CONTRAVENTION. Except for matters set out in the Litigation Schedule, no Borrower is in breach of, default under, or in violation of: (a) any Applicable Law, decree, or order which may materially and adversely affect them; or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract, or other agreement, instrument or obligation to which any of them is a party or by which any of them is bound or to which any of their respective assets (including, but not limited to, the Collateral) are subject. Neither the execution and delivery of this Agreement and the

Investment Documents nor the performance by any Borrower of its respective obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court or Governmental Authority, except as expressly contemplated by the terms of this Agreement.

               3.08 BORROWERS' BUSINESS.  [INTENTIONALLY DELETED]

               3.09 TITLE. Each Borrower has good, complete, indefeasible and marketable title to, and ownership of, all of the Collateral and to all other real or personal property it purports to own (if any), free and clear of all liens, defects, claims, security interests and encumbrances other than the Permitted Encumbrances.

               3.10 TAXES. Except as set forth on EXHIBIT 3.10 attached hereto, each Borrower has filed all federal, state and local tax returns which are required to be filed, and each Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due pursuant to the filed returns or pursuant to any levy or assessment received by such Borrower.

               3.11 FINANCIAL CONDITION.

                    (a) A true and complete copy of the Form 10-K, including the audited consolidated financial statements summarizing the financial condition and results of operations of the Parent, as consolidated, for the fiscal year ended July 31, 1996 (the "Audited Financials"), has been provided to Allied by the Borrowers. The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects, and fairly present the Parent's financial condition and results of operations of the Parent, as consolidated, at such dates and for the periods then ended. The auditors have issued an unqualified opinion to the Parent concerning the Audited Financials, a copy of which is included with the Audited Financials.

                    (b) The unaudited consolidated financial statements summarizing the financial condition and results of operations of the Parent, as consolidated, for the month ended June 30, 1997 (the "Interim Financials") are true and correct in all material respects, and fairly present the Parent's financial condition and results of operations of the Parent, as consolidated, subject to normal, non-material audit adjustments, except as disclosed on
EXHIBIT 3.11 attached hereto.

               3.12 SOLVENCY. As of the date hereof, giving effect to the transactions contemplated by this Agreement, the present fair saleable value of the Borrowers' assets is greater than the amount required to pay the Borrowers' total indebtedness (contingent or otherwise), and is greater than the amount that will be required to pay such indebtedness as it matures and as it becomes absolute and matured. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of the Borrowers; it is the Borrowers' express intention that they will maintain a solvent financial condition on a consolidated basis, giving effect to the Obligations incurred hereunder, as long as any of the Obligations remain outstanding or any Borrower is obligated to the Holders in any other manner whatsoever. Upon consummation of the Investment, each Borrower will have sufficient capital to carry on its business and transactions as planned to be conducted in the future.

               3.13 MATERIAL LEASES. Attached hereto as EXHIBIT 3.13 is an accurate and complete list of all leases of Real Property and all other material leases to which any Borrower is a party or by which any Borrower or any of the assets of any Borrower is bound, together with all amendments or supplements thereto (collectively, the "Leases"). True and complete copies of each of the Leases have been provided or made available to Allied prior to the date hereof. Each of the Leases is valid, binding and enforceable in accordance with its terms and remains in full force and effect. No Borrower is in default or alleged to be in default with respect to any of its obligations under any of the Leases (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, to the best of the Borrowers' knowledge, no party other than a Borrower is in default with respect to such party's obligations under any of the Leases (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). No Borrower's possession of any property leased by it has been disturbed, nor has any claim been asserted against any Borrower that is or could be adverse to such Borrower's interests under any of the Leases. None of the Leases is subject to any rights of set-off, recoupment or similar deduction or offset and, except as noted on EXHIBIT 3.13 attached hereto, the collateral assignment of the Borrowers' rights under each of the Leases will not impair or conflict with the validity or enforceability of any of the Leases. No Borrower has assigned or encumbered any of its rights, title or interest in or under any of the Leases nor agreed to any oral modifications of any of the provisions of any of the Leases.

               3.14 MATERIAL CONTRACTS. Attached hereto as EXHIBIT 3.14 is an accurate and complete list of all material contracts (including all those representing 20% or more of the Borrowers' total revenue, profit or volume) to which any Borrower is a party or by which any Borrower or the assets of any Borrower is bound (collectively, the "Contracts"). True and complete copies of each of the Contracts have been provided or made available to Allied prior to the date hereof. Each of the Contracts is valid, binding and enforceable in accordance with its terms and remains in full force and effect. No Borrower is in default or alleged to be in default with respect to any of its obligations under any of the Contracts (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, to the best of the Borrowers' knowledge, no party other than the Borrowers is in default with respect to such party's obligations under any of the Contracts (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). No claim has been asserted against any Borrower that is or could be adverse to such Borrower's interests under any of the Contracts. None of the Contracts is subject to any rights of set-off, recoupment or similar deduction or offset and, except as noted on
EXHIBIT 3.14 attached hereto, the collateral assignment of the Borrowers' rights under each of the Contracts will not impair or conflict with the validity or enforceability of any of the Contracts. No Borrower has assigned or encumbered any of its rights, title or interest in or under any of the Contracts nor agreed to any oral modifications of any of the provisions of any of the Contracts.

               3.15 [INTENTIONALLY DELETED]

               3.16 [INTENTIONALLY DELETED]

               3.17 DISCLOSURE. Neither (i) this Agreement and all Exhibits hereto; nor (ii) any reports or information filed by the Borrowers pursuant to the Securities Exchange Act of 1934 during the 18 months preceding the Closing Date (upon which Allied is entitled to rely in making the investment pursuant to this Investment Agreement), contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading.

               3.18 OTHER DEBTS. Except for the liabilities included in the Audited Financials and the Interim Financials, no Borrower has any indebtedness, liabilities or obligations of any nature (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured), arising out of any transaction entered into or any state of facts existing prior hereto, including, without limitation, liabilities or obligations on account of taxes or government charges, penalties, interest or fines thereon or in respect thereof, and no Borrower knows, or has reasonable grounds to know, of any basis for any claim against any Borrower as of the date of this Agreement or of any debt, liability or obligation.

               3.19 NO MATERIAL CHANGE. Since the ending date of the Interim Financials, no Borrower has: (i) suffered any material change in its condition (financial or otherwise) or its overall business prospects; (ii) entered into any material transactions or incurred any debt, obligation or liability (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) other than the Obligations; (iii) sustained any material loss or damage to its Real Property or personal property, whether or not insured; (iv) suffered any material interference with its business or operations, present or proposed; and (v) made any Transfer, abandonment or other disposition of any of its Real Property or personal property or any interest therein or relating thereto, that is material to the financial position or prospects of such Borrower, except as disclosed on EXHIBIT 3.19 attached hereto.

               3.20 NO SIDE AGREEMENTS. No Borrower, nor any of the officers, directors, shareholders or managers of such Borrower are party to any agreement, either written or oral, with any Person (including any of the Holders) whereby such Borrower, or any of the officers, directors, shareholders or managers of such Borrower, acting in such capacities, have agreed to do anything beyond the requirements of formal, written contracts executed by such Borrower. Other than this Agreement, the other Investment Documents, and any documents relating to the Permitted Encumbrances, no Borrower, nor any of the officers, directors, shareholders or managers of such Borrower is a party to any agreement calling for any action by any Borrower or such party outside the ordinary course of their respective businesses. To the best of the Borrowers' knowledge, there exists no agreement or understanding calling for any payment or consideration from a customer or supplier of any Borrower to officers, directors, shareholders or managers of such Borrower with respect to any transaction between such Borrower and such supplier or customer. No Affiliate of any Borrower, directly or indirectly, transacts any business with any Borrower, except for employment arrangements as disclosed on

EXHIBIT 3.27 below and arrangements disclosed in reports filed pursuant to the Securities Exchange Act of 1934.

               3.21 SBA FORMS AND REPRESENTATIONS. The Parent has previously delivered accurate and complete copies of the Size Status Declaration (SBA Form
480), the Assurance of Compliance for Non-Discrimination (SBA Form 652), the Portfolio Financing Report (SBA Form 1031), and the Economic Impact Assessment (collectively, the "SBA Forms"). Each of the representations, statements and certifications made in each of the SBA Forms is accurate and complete and does not fail to state a material fact necessary to make such representations, statements and certifications not misleading. The Parent is a "small business concern" as defined in the Small Business Investment Act of l958, as amended (the "SBA Act"), and the rules and regulations of the U.S. Small Business Administration (the "SBA") issued or promulgated thereunder. There exists no agreement, expressed or implied, no condition, state of facts or relationship between the Parent and any other entity or entities which would prevent it from qualifying as a "small business concern" under the SBA Act.

               3.22 INVESTMENT COMPANY ACT REPRESENTATIONS. No Borrower is, or intends to become, an "investment company", as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and no Borrower, nor any of the respective officers, directors, partners or controlling persons of any of them is an "associate" of any Holder, as such terms are defined in
Section 107.3 of the amended Regulations promulgated under the SBA Act, nor an "affiliated person" of any Holder, as such term is defined in Section 2(a)(3) of the 1940 Act.

               3.23 GENERAL LEGAL COMPLIANCE. No Borrower is in violation of any Applicable Law that would apply to it or to its business, the violation of which would have a material adverse effect either individually or in the aggregate on any Borrower, its business, or its prospects.

               3.24 ENVIRONMENTAL LEGAL COMPLIANCE. Without limiting the generality of the representation and warranty made in Section 3.23 above, no Borrower is in violation of any applicable Environmental Law (as defined below), which violation would have a material adverse effect either individually or in the aggregate on any Borrower or its business or prospects, and no Borrower has been notified of any action, suit, proceeding or investigation which calls into question compliance by any Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, in each case, except as set forth in EXHIBIT 3.24 attached hereto. As used in this Agreement, the term "Environmental Law" shall mean, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"); the Solid Waste Disposal Act, as amended, 42 U.S.C. Section 6901 ET SEQ.("SWDA") including the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"); the Clean Water Act, as amended, 42 U.S.C. Section 1251 ET SEQ. ("CWA"); the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.; any "superfund" or "superlien" law; and any other Applicable Law regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, and the term "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

               3.25 EMPLOYEE BENEFIT MATTERS.  Except as set forth on EXHIBIT
3.25 attached hereto, there is no existing single-employer plan defined in
Section 4021(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as to which any Borrower is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.
EXHIBIT 3.25 is an accurate and complete list of each plan described in Section 4021(a) of ERISA as to which any Borrower is liable to make contributions or for the payment of benefits. Each Borrower has delivered or made available to Allied true and complete copies of each of the plans listed on EXHIBIT 3.25. To the best knowledge of the Borrowers, there have been no "reportable events" as set forth in Section 4043(b) of ERISA with respect to any such plan, and no termination of any such plan since the effective date of ERISA which could result in any tax, penalty or liability being imposed upon any Borrower. No Borrower has participated in, and the execution and delivery of this Agreement by each Borrower will not involve, any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject any Borrower to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. To the best knowledge of the Borrowers, no predecessor-in-interest to any Borrower has participated in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject any Borrower to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. Since the effective date of ERISA, no Borrower, nor any predecessor-in-interest to any Borrower, has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, to which any Borrower could be subject or for which it might be liable. No Borrower is a party to, and none of the operations of any Borrower is covered by, a "multi-employer plan", as defined in Section 3(37) of ERISA.

               3.26 COLLECTIVE BARGAINING. No Borrower is a party to or subject to any collective bargaining agreements or union contracts. There are no labor disputes pending or threatened against any Borrower or, to the best knowledge of the Borrowers, between any Borrower and its employees which have affected, or so far as the Borrowers can reasonably foresee may affect, materially and adversely the business or condition of the Borrowers or the Business.

               3.27 EMPLOYEES. Attached hereto as EXHIBIT 3.27 is an accurate and complete list of all employment and compensation contracts, including all retirement benefit agreements not disclosed on EXHIBIT 3.25, between the Borrowers and officers and executives of the Borrowers. The Borrowers have delivered to the Holders accurate and complete copies of all such contracts. No of any Borrower has advised such Borrower (orally or in writing) that he or she intends to terminate employment with such Borrower, other than as set forth in
Exhibit 3.27.

               3.28 INSURANCE. Attached hereto as EXHIBIT 3.28 is an accurate and complete list of all insurance policies and binders presently providing coverage to any Borrower or any assets of any Borrower, including all insurance providing coverage with respect to any of the Collateral. The Borrowers have furnished or made available to Allied appropriate insurance certificates and accurate and complete copies of the insurance binders or policies for all of the insurance listed in EXHIBIT 3.28. The coverage provided by such insurance is adequate for the conduct of the Business.

               3.29 LICENSES. Attached hereto as EXHIBIT 3.29 is an accurate and complete list of the Licenses held by the Borrowers. The Licenses held by the Borrowers constitute all licenses, permits, approval and authorizations needed to properly operate the Business. No Borrower is in default or in noncompliance with respect to any License.

               3.30 BROKERS. No Borrower has any knowledge of any investment banking, brokerage, or finders fees due for the transactions contemplated hereby, except for (i) the fees due Shipley Raidy Capital Partners, LP, if any (all of which shall be paid by the Parent) and (ii) the fees due Mitchell Capital (all of which shall be paid by Allied). Each Borrower will indemnify the Holders for any claims with respect to any such fees, other than claims relating to the fees due Mitchell Capital.

               3.31 SUBSIDIARIES. Attached hereto as EXHIBIT 3.31 is an accurate and complete list of all direct or indirect subsidiaries of any Borrower, designating certain subsidiaries as inactive (collectively, the "Inactive Entities"). Except for director-qualifying shares and except as disclosed on EXHIBIT 3.31, all shares of subsidiaries are owned by a Borrower and are validly issued, fully paid and non-assessable. The Inactive Entities have no material assets and conduct no business operations, and Borrowers have no intention of causing any Inactive Entity to obtain any material assets or conduct any business operations.

               3.32 EQUITY. No Borrower has granted any pre-emptive rights relating to any of its securities. The shares issuable upon exercise of the Warrants have been duly authorized and reserved and, upon exercise, will be fully paid and non-assessable.

               3.33 SECURITIES LAWS. The issuance and sale of the Warrants and the Debentures hereunder, and the issuance of shares issuable under the Warrants, complies and will comply, as the case may be, with all federal and state securities laws and regulations.

               3.34 CAPITALIZATION. Set forth on EXHIBIT 3.34 attached hereto is an accurate and complete list of the following information for each Borrower:
(i) the authorized capitalization of such Borrower as of the date hereof; (ii) the number of shares of each class of such Borrower's issued capital stock and the number of outstanding shares thereof; and (iii) a description of all convertible securities and all options, warrants and similar rights held with respect to such Borrower's capital stock. All shares of capital stock of each Borrower and all convertible securities, options, warrants and similar rights held with respect to such Borrower's capital stock have been duly authorized and validly issued, and are fully paid and nonassessable (in the case of capital stock). Except as listed in EXHIBIT 3.34 attached hereto, there are no outstanding options, warrants, convertible securities or other stock purchase rights issued by any of the Borrowers as of the date hereof.

          B. To induce the Borrowers to enter into this transaction, Allied represents and warrants to the Borrowers as set forth below (which representations and warranties shall survive the execution and delivery of this Agreement and the funding of this transaction).

               B-3.01    INVESTMENT INTENT.  Allied: (i) is acquiring the
Warrants and Debentures being purchased by it hereunder and will, upon conversion of the Warrants, acquire the Warrant Shares, for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (ii) understands that the Warrants, the Debentures and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and may not be offered or sold except pursuant to an effective registration statement or an available exemption from the registration requirements under the Securities Act; and (iii) is an "accredited investor" as defined in Regulation D as promulgated under the Securities Act. Allied agrees that the certificates representing the Debentures, the Warrants and the Warrant Shares will bear restrictive legends to the effect of clause (ii) of the preceding sentence and that the Parent may require an opinion of counsel, in form and substance reasonably satisfactory to the Parent, to the effect that any proposed transfer will not result in any violation of the Securities Act and the rules and regulations thereunder.

               B-3.02    PURCHASED NOTES.  Allied is the owner of the Purchased
Notes, free and clear of any liens, claims or encumbrances of any nature, and has the power and authority to amend, waive, revoke or otherwise modify the terms of the Purchased Notes and the Investment Agreements pursuant to which the Purchased Notes were issued without authorization, consent or approval of any person.

                     ARTICLE IV:  AFFIRMATIVE COVENANTS

          Until the Debentures are repaid in full and each of the other Obligations has been satisfied in full and discharged (other than those Obligations arising from the Warrants), and until the Warrants expire (with respect to Sections 4.18 and 4.19 only), each Borrower covenants and agrees with the Holders to do all of the following:

          4.01 MONTHLY FINANCIALS. The Borrowers shall forward, or cause to be forwarded to Holders, the Parent's consolidated monthly and year-to-date financial statements, comparing actual to budgeted performance, prepared in accordance with GAAP (including a monthly and year-to-date balance sheet, profit and loss statement and cash flow statement) within 45 days following the end of each month (other than a month marking the Borrowers' fiscal year end), together with a monthly one-page management summary description of operations.

          4.02 CERTIFICATION OF NON-DEFAULT. The Borrowers shall provide to the Holders in writing each fiscal quarter an officer's certificate, signed by the Chief Executive Officer or Chief Financial Officer, certifying that no Event of Default has occurred under this Agreement, or if any such Event of Default exists, stating the nature of such Event of Default.

          4.03 CERTIFICATION OF OPTIONS EXERCISED BY EMPLOYEES. The Borrowers shall provide to the Holders in writing each fiscal quarter an officer's certificate, signed by the Chief Executive Officer or Chief Financial Officer, certifying the number of shares of Common Stock issued during such quarter upon the exercise of options held by employees.

          4.04 ANNUAL AUDIT. The Borrowers shall forward, or cause to be forwarded, to Holders the Parent's consolidated audited year-end balance sheet, profit and loss statement and cash flow statement, without qualification thereof, within 90 days of such fiscal year-end, which shall be prepared at the Borrowers' sole expense by an independent accounting firm acceptable to the Holders according to GAAP. For purpose of this Agreement, unless notice is expressly given to the contrary by Holders, all national and regional firms shall be considered acceptable to the Holders.

          4.05 PROJECTED FINANCIALS. Prior to each fiscal year-end, the Borrowers shall provide the Holders with projected financial statements for the Borrowers for the coming three years and monthly projections for the Borrowers for the coming year, in the same format as used for the financial statements required pursuant to Section 4.01 above.

          4.06 NOTICE OF FILINGS. Within 30 days of filing, the Borrowers shall provide the Holders with copies of all material returns and documents filed by any Borrower with any Governmental Authority, including, without limitation, the U.S. Internal Revenue Service, the U.S. Environmental Protection Agency, the U.S. Occupational Safety and Health Administration, the SBA, and the U.S. Securities and Exchange Commission (the "SEC").

          4.07 NOTICE OF LITIGATION. The Borrowers shall notify the Holders of any litigation involving a claim for damages in excess of $100,000 to which any Borrower is a party by mailing to the Holders, by U.S. registered mail, within 30 days of receipt thereof, a copy of the Complaint, Motion for Judgment or other such pleadings served on or by any Borrower; PROVIDED, HOWEVER, that the Borrowers shall not be obliged by this Section 4.07 to give notice of suits where a Borrower is a creditor seeking collection of one or more Receivables. Borrowers shall also notify the Holders of any litigation of which the Borrower has knowledge and to which any Borrower is not a party but which could substantially affect the Collateral or the operation of the Business, by mailing to the Holders, by U.S. registered mail, a copy of all pleadings obtained by the Borrowers in regard to such litigation, or if no pleadings are obtained, a letter setting out the facts known about the litigation within 30 days of receipt thereof.

          4.08 NOTICE OF DEFAULTS OR JUDGMENTS. The Borrowers shall give the Holders notice of any default declared with respect to any Lease, Contract, or loan of any Borrower or any judgment entered against any Borrower, by mailing an accurate and complete copy thereof to Holders within 10 days of receipt thereof by such Borrower.

          4.09 FINANCIAL COVENANTS.

               (a) PMI shall maintain each of the following levels of financial performance, measured in accordance with GAAP:

                    (i) Net Working Capital of not less than $3,500,000, determined at the end of each fiscal quarter;

                   (ii) Working Capital Ratio of not less than 1.30:1, determined at the end of each fiscal quarter;

                  (iii) Tangible Net Worth of not less than $7,500,000, determined at the end of each fiscal quarter;

                   (iv) Debt to Tangible Net Worth ratio of not more than 2.25:1, determined at the end of each fiscal quarter; and

                    (v) Net Income After Taxes of not less than $900,000, for each fiscal year.

          Notwithstanding the foregoing provision, all covenants contained in this Section 4.09(a) are waived during the first sixty (60) days following Closing. In addition, if PMI renegotiates the financial covenants applicable to PMI or the Parent with the Senior Holder during the 60 day period, those renegotiated financial covenants are hereby incorporated in this Agreement as if set forth in full and the financial covenants set forth above are terminated.
No future amendments to or waivers of the renegotiated financial covenants by the Senior Holder will apply to this Agreement unless separately consented to by Allied. In the event that no financial covenants are renegotiated with the Senior Holder within 60 days after Closing, the waiver by the Holders set forth above shall terminate and the provisions of this Section 4.09(a) will apply to PMI, from and after such date.

          As used in this Section 4.09(a), the following terms shall have the meanings indicated with respect to PMI:

                    (1) "NET WORKING CAPITAL" shall mean the amount by which current assets (excluding any Intangible Assets, as defined below) exceed current liabilities;

                    (2) "WORKING CAPITAL RATIO" shall mean the ratio of current assets (excluding any Intangible Assets) to current liabilities;

                    (3) "TANGIBLE NET WORTH" shall mean the (i) the sum of stockholders' equity and the principal balance of any debt subordinate to the Senior Loan, less (ii) the book value of Intangible Assets;

                    (4) "DEBT TO TANGIBLE NET WORTH" shall mean the ratio of total liabilities, excluding the principal balance of any debt that is subordinate to the Senior Loan, to Tangible Net Worth;

                    (5) "NET INCOME AFTER TAXES" shall mean, with respect to any fiscal year, net income after provisions for taxes for such fiscal year; and


                    (6) "INTANGIBLE ASSETS" shall mean (i) all loans or advances to, and other receivables owing from, any officers, employees, subsidiaries and other affiliates, (ii) all investments, whether in a subsidiary, a joint venture or otherwise, (iii) goodwill, (iv) any other assets deemed intangible under GAAP; and (v) any other assets determined to be intangible by Holders in its reasonable credit judgment.

               (b) Parent shall maintain each of the following levels of financial performance, measured on a consolidated basis in accordance with GAAP:

                    (i) Total revenues of not less than $8,000,000, determined for the quarter ending on October 31, 1997 (the "First Quarter"); $8,300,000, determined for the quarter ending on January 31, 1998 (the "Second Quarter"), $9,000,000, determined for the quarter ending on April 30, 1998 (the "Third Quarter"); $9,200,000, determined for the quarter ending on July 31, 1998 (the "Fourth Quarter"); $9,500,000, determined for the quarter ending on October 31, 1998 (the "Fifth Quarter") and quarterly thereafter;

                    (ii) EBITDA of not less than $425,000 for the First Quarter; $525,000 for the Second Quarter; $625,000 for the Third Quarter; $625,000 for the Fourth Quarter; $650,000 for the Fifth Quarter and quarterly thereafter;

                   (iii) The ratio of EBITDA to Total Interest Expense shall be equal to or greater than 1.0:1 for the First Quarter; 1.1:1 for the Second Quarter; 1.2:1 for the Third Quarter, 1.3:1 for the Fourth Quarter; 1.4:1 for the Fifth Quarter; 1.5:1, determined for the quarter ending January 31, 1999 and quarterly thereafter; and

                    (iv) The ratio of Total Debt to EBITDA shall be less than or equal to 8.5:1 for the annualized First Quarter; 7.75:1 for the annualized results of the combined First Quarter and Second Quarter; 7.0:1 for the annualized results of the combined First Quarter, Second Quarter and Third Quarter; 6.5:1 for the combined First Quarter, Second Quarter, Third Quarter and Fourth Quarter; 6.0:1 for the quarter ending October 31, 1998 based on immediately preceding four-quarter period; 5.5:1 for the quarter ending January 31, 1999 based on the immediately preceding four-quarter period; 5.0:1 for each fiscal quarter thereafter, based on immediately preceding four-quarter period.

          As used in this Section 4.09(b), the following terms shall have the meanings indicated with respect to the Parent, on a consolidated basis:

                    (1) "EBITDA" shall mean earnings before interest expense (excluding interest on any trade debt incurred as permitted under Section 5.08), tax expense on federal and state income taxes, depreciation expense, and amortization expense;

                    (2) "TOTAL INTEREST EXPENSE" shall mean the aggregate amount of installment interest payments paid or payable in respect of the Debentures and the instruments evidencing the Senior Debt; and

                    (3) "TOTAL DEBT" shall mean the sum of the principal amount of the Senior Loan, the Senior Debentures and the Debentures.

          4.10 INSURANCE. At all times until all of the Obligations have been satisfied in full, the Borrowers shall maintain all insurance listed in EXHIBIT
3.28 or equivalent replacement insurance in full force and effect.

          4.11 USE OF PROCEEDS. The Borrowers shall use the proceeds of the Investment for transaction costs and working capital for U.S. operations (including the purposes set forth in Section 2.01(b)). From time to time following the Closing, upon the request of Allied, the Borrowers shall furnish to Allied a written certification of the Borrowers, signed by the Chief Executive Officer or Chief Financial Officer, certifying that the net proceeds of the Investment are being used for the purposes permitted by the terms of this
Section 4.11. Each Borrower hereby authorizes Allied and its designated representatives to conduct a review of such Borrower's books and records sufficient to satisfy Allied, in the exercise of Allied's reasonable discretion, that the proceeds of the Investment are being used for the purposes permitted by the terms of this Section 4.11.

          4.12 PAYMENTS AND OBLIGATIONS. The Borrowers shall make all payments of principal, interest and other charges as and when due under the Debentures, shall timely make all payments of any other monetary Obligations, shall perform or comply with, as the case may be, all of the other Obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of all this Agreement and the other Investment Documents.

          4.13 INFORMATION REQUESTS. The Borrowers shall furnish from time to time to Holders all information Holders may reasonably request to enable Holders to prepare and file any form required of Holders by the SEC or any other Governmental Authority.

          4.14 CREDIT CHECKS; ACCESS TO RECORDS. The Borrowers shall permit any authorized representative(s) of Holders and their attorney(s) and accountant(s) to obtain credit and other background information on each Borrower and its management, and to inspect, examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times during normal business hours. The Borrowers shall allow Holders or their agent(s) to interview the Borrowers' outside accountants, who, by this covenant, are hereby irrevocably instructed to respond to such inquiries as fully as if made by the Borrowers themselves.

          4.15 MAINTAIN COPIES; FINANCING STATEMENTS. The Borrowers shall maintain an original or a true copy of this Agreement and any modifications hereof, which shall be available for inspection as called for herein or in the Debentures. The Borrowers agree that a photographic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

          4.16 MAINTAIN EXISTENCE. The Borrowers shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to preserve and keep in full force and effect their existence as s and their right to conduct their business in a prudent and lawful manner in all jurisdictions in which they currently conduct business, other than in connection with a merger the primary purpose of which is the change in state of incorporation of a Borrower.

          4.17 PROTECT THE COLLATERAL. The Borrowers shall take or cause to be taken all steps and perform or cause to be performed all actions necessary and appropriate to administer, supervise, preserve and protect the Collateral and to maintain the Holders' perfected security interest in the Collateral.

          4.18 COMMON STOCK RESERVES/LISTING OF WARRANT SHARES.

               (a) The Parent shall maintain such shares of Common Stock as authorized but unissued, as may be necessary to permit the Holders of the Warrants to acquire all of the Warrant Shares at any time.

               (b) Upon exercise of the Warrants and the lifting or expiration of all restrictions on transfer applicable to any shares issuable under the Warrants and the Prior Warrants, the Parent shall use its best efforts to promptly obtain listing of such shares on the American Stock Exchange.

          4.19 REPLACEMENT OF WARRANTS. The Parent shall perform all acts required under the Warrants, including the re-issuance or replacement of Warrants to any of the Holders upon transfer, exchange, loss or destruction thereof.

          4.20 BOARD MEETINGS. The Parent shall hold meetings of its board of directors at its offices or another designated location on an as-needed basis, but not less frequently than four times per fiscal year. Holders shall be notified in writing of the date and time for each board meeting at least two weeks prior thereto. If the Parent schedules a board meeting without two weeks notice, Holders shall be notified of the date and time for such board meeting as soon after the scheduling as possible.

          4.21 [INTENTIONALLY DELETED]

          4.22 DELIVERY OF SECURITY DOCUMENTS. In the event Allied waives the condition precedent set forth in Section 2.11(d)(ii) with respect to the delivery of certain Security

Documents, the Borrowers shall deliver to Allied such Security Documents, fully executed, within 30 days of Closing.

          4.23 EXECUTION OF JOINDER AND ALLONGE.

          (a) Within 90 days of Closing, each Subsidiary listed on Schedule A shall take all action necessary for the execution and delivery of the joinders to this Agreement and each of the other Investment Documents in the form set forth as EXHIBIT A hereto and the Allonge to Debentures in the form set forth as EXHIBIT B hereto, and for the performance by such Borrower of each of its obligations hereunder and thereunder and shall so execute and deliver all such joinders and Allonge to Debentures.

          (b) In connection with each advance made by Holders after execution and delivery of the documents described in Section 4.23(a), each Subsidiary listed in EXHIBIT A shall be included as a Borrower under each Debenture evidencing such advance.

          4.24 BORROWERS' BUSINESS. From and after the Closing, the Borrowers will be primarily engaged in the operation of the Business and no other business or businesses.

          4.25 INFORMATION SYSTEMS CONSULTANT. At a time that is mutually agreeable to Holders and the Borrowers after January 1, 1998, the Borrowers will permit Holders to engage an information systems consultant, at the Borrowers' expense, not to exceed $20,000 to review the Borrowers' information and inventory control systems and issue a report thereon to the Holders and the Borrowers. The Borrowers will cooperate with the consultant in conducting the review and provide access to the Borrowers' information systems and facilities for the purpose of conducting such review.

                        ARTICLE V:  NEGATIVE COVENANTS

          Until the Debentures are repaid in full and each of the other Obligations has been satisfied in full and discharged (other than those Obligations arising from the Warrants), and (solely with respect to Section 5.03 below) until each of the Holders no longer holds any Warrants or has the right to receive any Warrants, each Borrower jointly and severally covenants and agrees with the Holders not to do any of the following, without the prior written consent of the Holders (which consent may be withheld by Holders in Holders' discretion for any reason whatsoever):

          5.01 CONSOLIDATION, MERGER AND SALE OF ALL ASSETS. The Parent will not, nor will it permit any of its Subsidiaries to, merge or consolidate into or with any other Person or convey, sell, lease or otherwise dispose of all or substantially all of its assets to another Person, or permit any Person to merge or consolidate into or with the Parent or any Subsidiary or convey, sell, lease or otherwise dispose of all or substantially all of its assets to the Parent or any Subsidiary; provided that (i) any Subsidiary may merge into, or convey, sell, lease or dispose of its assets to the Parent or another Subsidiary, (ii) the Parent may merge into any Subsidiary or any subsidiary formed solely for the purpose of changing the Parent's state of incorporation, (iii) a Person other than a Subsidiary may merge into, or convey, sell, lease or dispose of its assets to, the Parent, if the Parent is the surviving or acquiring corporation, and (iv) a Person other than the Parent or a Subsidiary may merge into, or convey, sell, lease or dispose of its assets to, a Subsidiary if (A) such Subsidiary is the surviving or acquiring corporation or (B) the surviving or acquiring entity, if not such Subsidiary, becomes a wholly-owned subsidiary of the Parent (so long as such surviving or acquiring entity becomes a party to this Agreement and the Parent pledges the stock of such entity); in each case, so long as in any such transaction the rights and powers of the Holders will not, in their reasonable discretion, be adversely affected thereby and immediately after such transaction no Event of Default shall exist hereunder. For the purposes of this Section 5.01, the failure of Holders to object within 10 business days following the receipt of notice of any such proposed transaction shall be deemed an acknowledgment that Holders are not adversely affected thereby.

          5.02 SALE OF ASSETS; LIQUIDATION.

               (a) The Parent will not, nor will it permit any of its subsidiaries to, convey, sell, lease or otherwise dispose of any assets, directly or indirectly, in a single transaction or in a series of transactions occurring during any one fiscal year of the Parent, except (i) as permitted under Section 5.01 hereof, or (ii) for sales or other dispositions of property in the ordinary course of business.

               (b) The Parent will not, nor will it permit any of its subsidiaries to, liquidate, dissolve or wind up its affairs nor institute, consent to or fail promptly to contest proceedings for any such purpose, provided however, that any such subsidiary may be liquidated into the Parent or into a wholly-owned subsidiary of the Parent in a transaction permitted by
Section 5.01 or by this Section 5.02, and any Inactive Entity may be liquidated or dissolved.

          5.03 DISTRIBUTIONS. No Borrower shall make or cause to be made any redemption or repurchase of any capital stock or rights with respect thereto or securities exchangeable for any capital stock or any distribution of cash, capital stock or other property of such Borrower to any of its shareholders (whether such distribution would be characterized as a dividend or otherwise), other than (i) to another Borrower in such Borrower's capacity as a shareholder of a Subsidiary; (ii) to the holder of the Junior Investment in order to redeem the Parent's Series A Redeemable Preferred Stock or in the form of dividends, in accordance with the terms thereof, provided that (A) only scheduled redemptions and dividends shall be permitted and (B) in no event shall any redemption or dividend occur if an Event of Default has occurred or would occur as a result of such action; and (iii) in any transaction in which Holders may participate pro rata in such transaction based upon the number of Warrant Shares held or eligible to be acquired upon exercise of the Warrants, and such Borrower has provided Holders with 10 business days' notice of such transaction.

          5.04 NO ENCUMBRANCES. No Borrower shall permit to exist against any of the Collateral or any of its other material assets (if any) any lien, mortgage, pledge, security interest, title retention device, or other encumbrance junior or senior to the liens and security interests of Holders under the Security Documents, except for the Permitted Encumbrances.

          5.05 INSIDE TRANSACTIONS. No Borrower shall purchase or sell any property or services, or borrow or lend money or property from or to, or co-invest in, any transaction with any officer, director, shareholder, employee or Affiliate of any Borrower, except on terms no more favorable than a Borrower would offer to a third party.

          5.06 CHANGE OF BUSINESS. No Borrower shall: (i) change the primary nature of its business operations; (ii) expend or invest any funds in any manner not related to such Borrower's business operations; (iii) establish any subsidiary or invest in or transfer assets to an "inactive" subsidiary (unless such subsidiary becomes a party to this Agreement and such Borrower pledges the stock of such subsidiary); or (iv) make any investment in any Affiliate which would, in the reasonable discretion of Holders, adversely affect the rights and powers of Holders. No provision of this Section 5.06 shall be interpreted as limiting the ability of the Parent to make investments in the Subsidiaries in the ordinary course of business. For the purposes of this Section 5.06, the failure of Holders to object within 10 business days following the receipt of notice of any such proposed investment under clause (iv) shall be deemed an acknowledgment that Holders are not adversely affected thereby.

          5.07 JUDGMENTS. No Borrower shall permit any judgment in excess of $100,000, or any series of judgments aggregating in excess of $100,000, obtained against such Borrower to remain unpaid for over 20 days without obtaining a stay of execution or appropriate surety bond.

          5.08 ADDITIONAL DEBTS AND LIABILITIES. No Borrower shall incur any additional indebtedness or liabilities, purchase any additional life insurance from business income or assets (other than in connection with the compensation of employees, as approved by the board of directors), or create or incur any contingent liability (including guaranties or endorsements) other than: (i) trade debt incurred in the normal and ordinary course of such Borrower's business; (ii) depositing checks and other instruments for the payment of money acquired in the ordinary course of business; and (iii) indebtedness relating to the Permitted Encumbrances. For the purposes of this Section 5.08, the term "indebtedness" shall include all obligations for borrowed money, obligations arising from installment purchases of property or services, capitalized lease obligations, and the face amount of letters of credit and all drafts drawn thereunder.

          5.09 NO ADVERSE ACTIONS. No Borrower shall, by amendment to such Borrower's Constituent Documents or through any reorganization, reclassification, consolidation, merger, sale of assets, Act of Dissolution, issuance or Transfer of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Investment Documents, but shall at all times carry out in good faith all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holders hereunder and under each of the Investment Documents.

                 ARTICLE VI:  FEES, EXPENSES AND INDEMNIFICATION

          6.01 FEES AND EXPENSES OF ALLIED.  The Borrowers shall pay:

               (a) All reasonable fees and disbursements for work done for the Holders by the Holders' attorneys and legal staff, not to exceed Thirty-five Thousand Dollars ($35,000); and

               (b) A processing fee equal to all out-of-pocket costs and expenses incurred by the Holders or Allied Capital Advisers, Inc. in connection with performing a due diligence examination of the Borrowers and the Business.

          All amounts described in this Section 6.01 shall be due and payable in full by the Borrowers at the Closing. Allied acknowledges receipt of a prepayment of Fifteen Thousand Dollars ($15,000) from the Borrowers, which will be applied at closing to the fees and expenses described in this Section 6.01.

          6.02 OTHER FEES AND EXPENSES. The Borrowers shall pay, as and when due, all of the following fees and expenses: (a) the fees and expenses of their own counsel; (b) any recordation, transfer, documentary or other taxes or costs of, or incidental to, any recording or filing of any of the Security Documents (including any financing statements) concerning the Collateral; and (c) any income, excise, franchise or other taxes incident to the transactions described herein.

          6.03 INDEMNIFICATION. In addition to its indemnification provisions contained elsewhere herein and in the other Investment Documents, the Borrowers agree to indemnify, defend and hold harmless each of the Holders and each of their respective officers, directors, partners, employees, agents and controlling persons (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and related expenses, including attorneys' fees and expenses, asserted by any third parties unaffiliated with the Holders against any of the Indemnified Parties arising out of, in any way in connection with, or as a result of: (i) this Agreement and the other Investment Documents, (ii) the performance by the Holders of their obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby; (iii) the occurrence of any Event of Default hereunder or any event that would constitute an Event of Default but for the giving of notice and/or passage of time; (iv) any federal, state or local transfer or recording taxes or filing fees which may become payable in connection with this transaction; (v) the spilling, leaking, pumping, pouring, unsettling, discharging, leaching or releasing of any Hazardous Materials on any of the Real Property or any other property owned by any Borrower; (vi) any violations by the Borrowers of any other Environmental Law, regulation or ordinance; or (vii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; PROVIDED, HOWEVER, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from (i) the gross negligence or willful misconduct of any of the Holders, or (ii) the violation by any of the Holders of any Applicable Law or contractual restriction with any third party governing the Investment.

          6.04 SURVIVAL; TIMING OF PAYMENTS. The provisions of this Article VI and any other indemnification provisions contained in this Agreement and the other Investment Documents shall survive and remain operative and in full force and effect regardless of the termination of this Agreement or expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Debentures and satisfaction and discharge of the other Obligations, the invalidity or unenforceability of any term or provision of this Agreement, the Debentures or any Security Documents, or any investigation made by or on behalf of any of the Holders. Except as provided to the contrary, all amounts due under this Article VI shall be payable on written demand therefor.

                      ARTICLE VII:  DEFAULT PROVISIONS

          The occurrence of any of the events specified below in this Article VII (any such, an "Event of Default") shall constitute an immediate breach of, and default under, this Agreement entitling the Holders to exercise all of the rights and remedies specified in this Agreement, in the Security Documents, in any other Investment Document, and under all Applicable Laws, without the obligation to furnish any further notice or opportunity to cure (beyond that specified in the applicable sections of this Article VII), all of which are hereby expressly waived by each Borrower:

          7.01 MONETARY DEFAULTS. Any installment payment of principal, interest or other charge under any of the Debentures is not received by the Holders when due, or any other monetary Obligation is not fully paid and discharged when due.

          7.02 OTHER BREACHES. Any Borrower shall fail to comply with its affirmative or negative covenants, agreements and undertakings in this Agreement, the Debentures or any of the Security Documents and (i) if such failure relates to a financial covenant, such failure shall continue for a period of 10 calendar days from the date of the delivery of written notice thereof from Holders, or (ii) if such failure relates to a non-financial covenant, such failure shall continue for a period of 30 calendar days from the date of the delivery of written notice thereof from Holders.

          7.03 MISREPRESENTATION. Any representation or warranty made by any Borrower in this Agreement, in any of the Security Documents, any of the other Investment Documents, or in any other writing supplied to Holders by the Borrowers or on the Borrowers' behalf shall be untrue in any material respect when made.

          7.04 ACT OF BANKRUPTCY OR DISSOLUTION. Any Act of Bankruptcy shall have occurred with respect to any Borrower, or any Act of Dissolution shall have occurred without the Holders' prior written consent to any Borrower.

          7.05 OTHER INVESTMENT DOCUMENT DEFAULTS. Any Borrower shall be in default under any of the other Investment Documents (after taking into account the giving of any notice and the expiration of the applicable cure period (if any) required pursuant to the applicable terms of such other Investment Document or Investment Documents).

          7.06 SPECIFIED CROSS DEFAULTS. Any default shall have been declared or shall have otherwise occurred (after giving effect to any applicable notice and/or grace periods) under the Senior Loan Agreement.

          7.07 OTHER CROSS-DEFAULTS GENERALLY. Any default shall have been declared under any loan, Lease, debt, Contract or obligation of any of the Borrowers (other than the Obligations and the debts and obligations specified in Section 7.06 above) and the failure to cure such default could be expected to have a material adverse effect on the financial condition, operations or prospects of the Borrowers taken as a whole.

                       ARTICLE VIII:  CERTAIN REMEDIES

          Upon the occurrence of an Event of Default under this Agreement, Holders shall be entitled to exercise any or all of the following rights and remedies, in addition to such other rights and remedies as may be provided for in the other Investment Documents or as may be available at law or in equity, subject to the provisions of the Senior Loan Subordination Agreement:

          8.01 ACCELERATION. Following the occurrence of an Event of Default, Holders may, at their option, accelerate the maturity of each of the Debentures and all other Obligations and demand immediate payment in full of all amounts payable under the Debentures and all of the Obligations, without presentment, demand, protest, or further notice by Holders to the Borrowers, all of which are hereby expressly waived by each Borrower.

          8.02 SALE OF COLLATERAL. Following the occurrence of an Event of Default, Holders may sell, assign, and deliver the whole or any part of the Collateral, as more fully described in the Security Agreement or other documents related thereto.

          8.03 COLLECTIONS, COMPROMISES, ETC. Following the occurrence of an Event of Default, Holders are empowered to collect or cause to be collected or otherwise to be converted into money all or any part of the Collateral, by suit or otherwise, and to surrender, compromise, release, renew, extend, exchange or substitute any item of the Collateral in transactions with any Borrower or any third party, irrespective of any assignment thereof by such Borrower, and without prior notice to or consent of such Borrower or any assignee.

          8.04 COSTS. The Borrowers shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Debentures shall become due at their maturity date or otherwise (including, but not limited to, reasonable attorneys' fees and costs) which Holders may deem necessary or proper in connection with the collection of any of the Obligations or the administration, supervision, preservation, protection of (including, but not limited to, the maintenance of adequate insurance) or the realization upon, any of the Collateral. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Debentures, and to charge interest thereon at the rate specified in the Debentures.

          8.05 REMEDIES NON-EXCLUSIVE. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Holders, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.

                          ARTICLE IX: MISCELLANEOUS

          9.01 NON-WAIVER. No course of dealing between a Holder and any other party hereto or any failure or delay on the part of Holders in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Holders under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

          9.02 SECURITY INTEREST NOT IMPAIRED. The security interest of the Holders and their assigns shall not be impaired by Holders' sale, hypothecation or re-hypothecation of a Debenture or any item of the Collateral, or by any indulgence, including, but not limited to:

               (a) Any renewal, extension, or modification which Holders may grant with respect to the Obligations or any part thereof;

               (b) Any surrender, compromise, release, renewal, extension, exchange, or substitution which Holders may grant with respect to the Collateral or any portion thereof; or

               (c) Any indulgence granted in respect of any endorser, guarantor or surety.

          The purchaser, assignee, transferee or pledgee of the any Debenture, Collateral, or other Investment Document sold, assigned, transferred, pledged or repledged shall forthwith become vested with, and entitled to exercise, all powers and rights given by this Agreement to Holders, as if said purchaser, assignee, transferee or pledgee were originally named in this Agreement in place of the Holders.

          9.03 NOTICES. All notices or communications under this Agreement or the Debentures shall be mailed, postage prepaid, or delivered to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

     To Holders:              Allied Capital Corporation
                                    -and-
                              Allied Investement Corporation
                                    -and-
                             Allied Capital Corporation II
                             c/o Allied Capital Corporation
                             1666 K Street, N.W., Ninth Floor
                             Washington, D.C.  20006
                             Attention:  Carr T. Preston, Principal

     With a copy to          Piper & Marbury L.L.P.
                             1200 Nineteenth Street, N.W.
                             Washington, D.C.  20036
                             Attention:  Anthony H. Rickert, Esquire

     To the Borrowers:       Pico Products, Inc.
                             12500 Foothill Blvd.
                             Lakeview Terrace, California  91342
                             Attention:  Charles G. Emley, Jr., Chief
                             Executive Officer

     with a copy to:         Saul, Ewing, Remick & Saul
                             3800 Centre Square West
                             Philadelphia, PA 19102
                             Attention:  Spencer W. Franck, Jr., Esquire

          Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by addressee upon presentation.

          9.04 BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of each of the Holders, the Borrowers and, except as otherwise expressly provided to the contrary herein, their respective heirs, successors and assigns.

          9.05 ENTIRE AGREEMENT; INTEGRATION CLAUSE. This Agreement, the Exhibits hereto, and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated. Notwithstanding the foregoing, the parties hereto agree that the purchase and the restructuring of the Purchased Notes by Allied shall not constitute a novation of such Purchased Notes, and the Parent's obligation to repay the $150,000 shall not be deemed terminated as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, but rather Parent's obligations and Allied's rights with respect to the Purchased Notes shall be governed solely by the terms of this Agreement and the Debentures, and no provision of the Investment Agreements dated as of February 10, 1993 between the Parent and each of the Investors named therein, with respect to the Purchased Notes nor any provision of the Purchased Notes which is inconsistent with the terms of this Agreement and the Debentures, including without limitation the time of payment of principal and the rate of interest, shall be of any force and effect upon the execution and delivery of this Agreement and the Debentures as provided herein. Allied agrees that satisfaction of Borrowers' obligations under this Agreement and repayment of the Investment shall satisfy Borrowers' obligations under the Purchased
Notes, which Allied shall promptly thereafter cancel and return to the Parent.

          9.06 NO ORAL MODIFICATION OR WAIVERS. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

          9.07 RELATIONSHIP OF THE PARTIES; ADVICE OF COUNSEL. This Agreement provides for the making of an investment by Holders, in their capacity as investors, to the Borrowers, and for the payment of interest and repayment of principal by the Borrowers to Holders. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Holders to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Holders to act as financial or business advisors or consultants to the Borrowers, as permitting or obligating Holders to control the Borrowers or to conduct the Borrowers' operations, as creating any fiduciary obligation on the part of the Holders to the Borrowers, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. A Holder is not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of any Borrower; neither Holders nor the Borrowers intend that the Holders assume such status, and, accordingly, the Holders shall not be deemed responsible for (or a participant in) any acts or omissions of any of the Borrowers. Each Borrower represents and warrants to the Holders that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

          9.08 CONTROLLING LAW. This Agreement and each of the other Investment Documents shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of Maryland (without regard to its conflicts of law principles).

          9.09 VENUE; PERSONAL JURISDICTION; FULL FAITH AND CREDIT; PERSONAL SERVICE.

               (a) Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Investment Documents shall be proper only in the state or federal courts of the State of Maryland, and all parties to this Agreement and the other

Investment Documents hereby consent to such venue and agree that it shall not be not inconvenient and not subject to review by any court other than such courts in Maryland;

               (b) Each Borrower intends and agrees that the courts of the jurisdictions in which such Borrower is formed and in which such Borrower conducts its business should afford full faith and credit to any judgment rendered by a court of the State of Maryland against such Borrower under this Agreement and the other Investment Documents, and each Borrower under this Agreement and the other Investment Documents intends and agrees that such courts should hold that the Maryland courts have jurisdiction to enter a valid, IN PERSONAM judgment against such Borrower;

               (c) Each Borrower agrees that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail or by hand-delivering a copy of such process to the Parent at its address specified above; and
               (d) Each Borrower expressly acknowledges and agrees that the provisions of this Section 9.09 are reasonable and made for the express benefit of each of the Holders.

          9.10 WAIVER OF TRIAL BY JURY. Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Investment Document or which in any way relates, directly or indirectly, to the Debentures or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Investment Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.

          9.11 COSTS AND FEES RELATED TO ENFORCEMENT OR A SUCCESSFUL DEFENSE. Without limiting the Holders' entitlements under Section 8.04 above or under the terms of any of the other Investment Documents, each Borrower (each, a "Reimbursing Party"), hereby agrees to reimburse the Holders for any and all costs and fees, including reasonable attorneys' fees and expenses, incurred by any of the Holders or their Affiliates in connection with: (i) any suit, action, claim or other activity of the Holders to collect the Obligations or any portion thereof or to enforce any of the provisions of this Agreement or any other Investment Document against such Reimbursing Party; and (ii) any suit, action, claim or other liability asserted against any of the Holders or their Affiliates by such Reimbursing Party in any case in which such Reimbursing Party does not prevail with respect to substantially all of its or his claim.

          9.12 INDEPENDENT COVENANT TO MAKE PAYMENTS. The payment and performance by each Borrower of all of the Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim such Borrower might otherwise have against any of the Holders, and each Borrower shall pay and perform all of the Obligations (to the extent applicable to it), free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, no Borrower shall: (a) suspend or discontinue any payments required pursuant to the Debentures, this Agreement or any other Investment Documents; or (b) fail to perform and observe all of the other terms and provisions of all of the Investment Documents.

          9.13 NOTICE OF CLAIM; WAIVER. To allow the Holders to mitigate any alleged breach of this Agreement, the other Investment Documents, or Holders' other duties to the Borrowers, each Borrower hereby agrees to give the Holders written notice of any claim or defense any of them has against the Holders, whether in tort, contract or otherwise, relating to any act or omission by any of the Holders under this Agreement, the other Investment Documents or the transactions related thereto, or of any defense to the payment or performance of any of the Obligations for any reason. Each Borrower hereby agrees to provide such notice to Holders within 60 days after such Borrower first has knowledge of such defense.

          9.14 HEADINGS. The headings of the paragraphs and sub-paragraphs of this Agreement and the other Investment Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Investment Documents.

          9.15 SEVERABILITY. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.

          9.16 COUNTERPARTS. This Agreement may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.

          9.17 DELIVERIES TO HOLDERS. To the extend the terms of this Agreement or any of the other Investment Documents requires any Borrower to deliver any documents or other materials to any or all of the Holders, then, until such time as Allied (or one or more Affiliates of allied) shall no longer hold complete title to each of the Debentures, the Borrowers may fully satisfy and discharge such requirement by delivering a single copy of the document(s) or other material(s) in question to the Holders' notice party identified in Section 9.03 above in lieu of separate deliveries to each of the Holders. Following a complete or partial Transfer by Allied of any its right, title or interest in and to any of the Debentures to one or more Persons that is not an affiliate of Allied, then the Borrowers shall be required to deliver copies of the document(s) or other materials(s) in question to each of the Holders separately.

          9.18 CONSENT AND APPROVAL OF HOLDERS. To the extent the terms of this Agreement or any of the other Investment Documents requires the Borrowers to obtain the consent or approval of each of the Holders, then, until such time as Allied (or one or more Affiliates of Allied) shall no longer hold complete title to each of the Debentures and to each of the Warrants (or if exercised, the Common Stock purchasable thereunder), the Borrowers may fully satisfy and discharge such requirement by obtaining the consent or approval (in writing if necessary) of the holder of not less than 55% of the outstanding principal balance of the Debentures in lieu of the separate consent or approval of each of the Holders, or if the Debentures have been repaid, the consent or approval of the holder of not less than 55% of the Warrants or 55% of the Common Stock purchasable thereunder (as the case may be). Following a complete or partial Transfer by Allied of any its right, title or interest in and to any of the Debentures, to any of the Warrants, or to any of the Common Stock purchasable thereunder to one or more Persons that is not an Affiliate of Allied, then the Borrowers shall be required to obtain the consent or approval (in writing if necessary) of 55% of the interests held by Allied, as a group, and 55% of the interests held by the transferees, as a group.

          9.19 ENFORCEMENT ACTION BY HOLDERS. To the extent the terms of this Agreement or any of the other Investment Documents permit the Holders to exercise any right or remedy, then, until such time as Allied (or one or more Affiliates of Allied) shall no longer hold complete title to each of the Debentures and to each of the Warrants (or if exercised, the Common Stock purchasable thereunder), the Holders shall take any such action only upon the approval of not less than 55% of the outstanding principal balance of the Debentures, or if the Debentures have been repaid, the approval of the holder of not less than 55% of the Warrants or 55% of the Common Stock purchasable thereunder (as the case may be). Following a complete or partial Transfer by Allied of any its right, title or interest in and to any of the Debentures, to any of the Warrants, or to any of the Common Stock purchasable thereunder to one or more Persons that is not an Affiliate of Allied, then Allied, as a group, may take any such action only upon the approval of not less than 55% of the interests held by Allied, and the transferees, as a group, may take any such action only upon the approval of not less than 55% of the interests held by the transferees.

          9.20 PARTICIPATION INTEREST. If the Borrowers designate participants who are reasonably acceptable to Allied within 90 days from the date hereof, Allied will allocate and sell participation interests of up to 50% of the aggregate principal amount of the Investment to such participants.

          9.21 WAIVER OF ANTI-DILUTION RIGHTS. Allied hereby waives its rights to "Anti-Dilution Adjustments" under Section 4 of the Prior Warrants solely with respect to (i) issuance by the Parent of the Warrants hereunder and
(ii) issuance by the Parent to the Sinkler Corporation of 165 shares of Series B Redeemable Preferred Stock and 144,200 Warrants on or before the date hereof. Except for the specific waiver contained in this Section 9.21, Allied's rights to anti-dilution protection under the Prior Warrants remain in full force and effect and Allied is under no obligation to grant any further waivers thereof.

          9.22 STANDSTILL AGREEMENT. Allied agrees that for a period of ten years from the date hereof, without the prior written consent of the Parent, and except for the securities to be issued upon exercise of the Warrants issued to Allied hereunder, Allied will not acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase of otherwise, any Voting Securities (as hereinafter defined) or direct or indirect rights or options to acquire any additional Voting Securities, if and to the extent that the acquisition of such Voting Securities will result in Allied owning in excess of 33% of the outstanding Voting Securities of Parent at any time. As used in this Section, the term "Voting Securities" shall mean all classes of capital stock of parent which are then entitled to vote generally in the election of directors.


                                {SIGNATURES NEXT PAGE}

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.


WITNESS/ATTEST:                    "BORROWERS":

                                   PICO PRODUCTS, INC.
                                   a New York corporation


By:                                By:                              (SEAL)
   --------------------------          ----------------------------
     Gary M. Atkinson                   Charles G. Emley, Jr.
     Assistant Secretary                Chairman and Chief Executive Officer



                                   PICO MACOM, INC.
                                   a Delaware corporation


By:                                By:                              (SEAL)
   --------------------------          ----------------------------
     Gary M. Atkinson                   Charles G. Emley, Jr.
     Assistant Secretary                Chairman and Chief Executive Officer


                                   "ALLIED":

                                   ALLIED CAPITAL CORPORATION,
                                   a Maryland corporation


By:                                By:                              (SEAL)
   --------------------------          ----------------------------
                                        Carr T. Preston, Principal


                                   ALLIED INVESTMENT CORPORATION,
                                   a Maryland corporation

By:                                By:                              (SEAL)
   --------------------------          ----------------------------
                                       Carr T. Preston, Principal

                                   ALLIED CORPORATION II,
                                   a Maryland corporation

By:                                By:                              (SEAL)
   --------------------------          ----------------------------
                                       Carr T. Preston, Principal

                                                               EXHIBIT A

                              JOINDER AGREEMENT


     JOINDER AGREEMENT dated as of this ____ day of _____, 1997 by ______________, a ______________ corporation (the "Additional Borrower") and Allied Capital Corporation, Allied Investment Corporation, and Allied Capital Corporation II, each a Maryland corporation (collectively, "Allied").

     BACKGROUND: Pico Products, Inc., a New York corporation (the "Parent"), Pico Macom, Inc., a Delaware corporation ("PMI") and such other subsidiaries of the Parent as have heretofore executed a Joinder Agreement in this form (collectively, the "Current Borrowers") and Allied entered into a certain Investment Agreement dated as of _______, 1997 (the "Investment Agreement"). Pursuant to the terms of the Investment Agreement the Parent and PMI agreed to cause the Additional Borrower named herein to become a Borrower under the Investment Agreement by execution and delivery of a Joinder Agreement in this form within ninety (90) days following Closing.

     NOW, THEREFORE, the Current Borrowers and Additional Borrower each intending to be legally bound hereby, agree with Allied as follows:

     1. DEFINITIONS: All terms used in this Joinder Agreement as defined terms, but not defined herein, shall have the meanings ascribed to them in the Investment Agreement.

     2. JOINDER: The Additional Borrower hereby joins in the Investment Agreement as a joint and several obligor thereunder and party thereto, subject to all the terms and provisions thereof. From and after the effective date of this Joinder Agreement the term "Borrowers" as defined and used in the Agreement and herein, shall refer to the Additional Borrower as well as to all other Borrowers now or hereafter parties to the Investment Agreement. Without limitation on the foregoing, the Additional Borrower expressly agrees to be jointly and severally liable for all liabilities under the Investment Agreement and all other amounts which may be presently due thereunder, and hereby ratifies all actions heretofore taken and all Obligations heretofore incurred by the Parent or other of the Borrowers under the Agreement.

     3. EFFECTIVE DATE: This Joinder Agreement shall be effective as of the date first written above.

     4. MISCELLANEOUS: This Joinder Agreement may be executed in two or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original and in making proof of this Joinder Agreement it shall be necessary only to produce sufficient counterparts to evidence the execution by all parties. This Joinder Agreement shall be governed by and construed under the laws of the State of Maryland, and shall bind the successors and assigns of the Parent and the other Borrowers and inure to the benefit of the successors and assigns of Allied.

     IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed and delivered by their proper and dully authorized officers as of the date first above written.

WITNESS/ATTEST:                    PICO MACOM TAIWAN CO., LTD.
                                   a Taiwan corporation


By:                                By:                        (SEAL)
   ----------------------------        ------------------------
     Name:                              Name:
     Title:                             Title:


WITNESS/ATTEST:                    PICO (ST. KITTS) LTD.
                                   a St. Christopher and Nevis corporation



By:                                By:                        (SEAL)
   ----------------------------        ------------------------
     Name:                              Name:
     Title:                             Title:


WITNESS/ATTEST:                    PICO (BERMUDA) LTD.
                                   a Bermuda corporation



By:                                By:                        (SEAL)
   ----------------------------        ------------------------
     Name:                              Name:
     Title:                             Title:


WITNESS/ATTEST:                    PICOMACOM PRODUCTS DE
                                   TELECOMMUNICACAO LTDA.
                                   a Brazil limited liability company


By:                                By:                        (SEAL)
   ----------------------------        ------------------------
     Name:                              Name:
     Title:                             Title:

                                                             EXHIBIT B

                           ALLONGE TO DEBENTURE

     THIS ALLONGE TO DEBENTURE dated as of ___________ __, 1997 amends that Junior Subordinated Secured Debenture dated September __, 1997 (the "Debenture"), made by Pico Products, Inc. (the "Parent") and Pico Macom, Inc. ("PMI") (the Parent and PMI are referred to hereinafter collectively as the "Borrowers") in favor of Allied Capital Corporation.

        A. Pursuant to the terms and conditions of an investment agreement, dated September __, 1997 (the "Investment Agreement"), Allied Capital Corporation, together with its certain other affiliated entities (collectively, "Allied"), have made an aggregate investment in the Borrowers through the issuance of certain Debentures in the aggregate principal amount of One Million Four Hundred and Eighty-Five Thousand Dollars ($1,485,000) (the "Investment").

        B. Pursuant to the terms of the Investment Agreement, the Parent and PMI agreed to cause Pico Macom Taiwan Co., Ltd., a Taiwan corporation ("Taiwan"), Pico (St. Kitts) Ltd., a St. Christopher and Nevis corporation ("St. Kitts"), Pico (Bermuda) Ltd., a Bermuda corporation ("Bermuda"), and Picomacom Produtos de Telecommunicacao Ltda., a Brazil limited liability company ("Brazil") (Taiwan, St. Kitts, Bermuda and Brazil are hereinafter collectively referred to as "Additional Borrowers") to join in and become joint and several Borrowers under the Debenture by execution and delivery of this Allonge to Debenture within ninety (90) days following Closing.

     NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the undersigned agree that the Debenture be amended as follows:

     1. Each of the Additional Borrowers hereby joins in and agrees to be bound by the Debenture as a Borrower thereunder and shall be jointly and severally liable for the Obligations thereunder.

     2. For all purposes of the Debenture, the term "Borrowers" shall mean and include Pico Products, Inc., Pico Macom, Inc., Pico Macom Taiwan Co., Ltd, Pico (St. Kitts) Ltd., Pico (Bermuda) Ltd., and Picomacom Produtos de
Telecommunicacao Ltda., jointly and severally.

     3. Any capitalized terms used herein and not defined herein shall have the meaning assigned to them in the Investment Agreement and the Debenture, as the case may be.

     4. Except as specifically amended hereby, the Debenture remains in full force and effect in accordance with its terms.

{SIGNATURES ON FOLLOWING PAGES}

     IN WITNESS WHEREOF, the undersigned have executed this Allonge to Debenture as of the date first written above.

                              "BORROWERS":

                              PICO PRODUCTS, INC.,
                              a New York corporation



By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      Charles G. Emley, Jr.
                                  Chairman and Chief Executive Officer

                              PICO MACOM, INC.,
                              a Delaware corporation



By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      Charles G Emley, Jr.
                                  Chairman and Chief Executive Officer

                              "ADDITIONAL BORROWERS":

                              PICO MACOM TAIWAN CO., LTD.
                              a Taiwan


By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      ----------------------------


                              PICO (ST. KITTS) LTD.
                              a St. Christopher and Nevis



By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      ----------------------------

                              PICO (BERMUDA) LTD.
                              a Bermuda



By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      ----------------------------


                              PICOMACOM PRODUTOS DE
                              TELECOMMUNICACAO LTDA.
                              a Brazil limited liability company



By:                           By:                            (SEAL)
   -------------------------      ----------------------------
   -------------------------      ----------------------------